Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 14, 2022

Social Capital Suvretta Holdings Corp. I

2850 W. Horizon Ridge Parkway, Suite 200

Henderson, NV 89052

Re: Registration Statement on Form S-4 (File No. 333-262706)

Ladies and Gentlemen:

We have acted as counsel to Social Capital Suvretta Holdings Corp. I, a Cayman Islands company limited by shares (the “Company”), in connection with the Registration Statement (as defined below) relating to, among other things, (i) the merger of Karibu Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”), with and into Akili Interactive Labs, Inc., a Delaware corporation (“Akili”), with Akili surviving the merger as a wholly owned subsidiary of the Company (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 26, 2022, by and among the Company, Merger Sub and Akili (the “Merger Agreement”), and (ii) as a condition to the effectiveness of the Merger, the proposal of the Company to change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating as a Delaware corporation pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL” and such domestication, the “Domestication”), subject to the approval thereof by the shareholders of the Company.

Prior to and as a condition of the Merger, in connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the DGCL and, in connection therewith, the Company will file the Certificate of Domestication (as defined below) simultaneously with the Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). In this opinion, we refer to the Company following effectiveness of the Domestication and/or the Merger, as applicable, as “Akili, Inc.” Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Domestication Effective Time”), among other things, pursuant to the Plan of Domestication (as defined below): (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of the Company (the “Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Akili, Inc. (the “Akili, Inc. common stock”); and (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of the Company (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), will convert automatically, on a one-for-one basis, into a share of Akili, Inc. common stock (collectively, the “Akili, Inc. Domestication Shares”).

As a result of and at the effective time of the Merger (the “Merger Effective Time”), among other things:

(i).

each share of Akili capital stock outstanding as of immediately prior to the Merger Effective Time (other than (x) any shares of Akili capital stock held in treasury by Akili, which treasury shares will be canceled as part of the Merger, and (y) any shares of Akili capital stock held by stockholders of Akili who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), will be canceled and converted as follows:

a.

each share of Akili common stock will be canceled and converted into the right to receive a number of shares of Akili, Inc. common stock equal to the quotient obtained by dividing (I) the Aggregate Merger Consideration (as defined below) by (II) the aggregate fully diluted number of shares of Akili common stock issued and outstanding immediately prior to the Merger as calculated pursuant to the Merger Agreement;

b.

each share of Akili Series A-1 Preferred Stock, Akili Series A-2 Preferred Stock, Akili Series B Preferred Stock, Akili Series C Preferred Stock and Akili Series D Preferred Stock will be canceled, converted into shares of Akili common stock and converted into the right to receive a pro rata portion of the Aggregate Merger Consideration, after giving effect to the appropriate conversion ratios; and

c.

if not previously paid, any dividend accrued on the Akili Series D Preferred Stock for a partial period will convert or be paid, as applicable, in additional shares of Akili Series D Preferred Stock at the Akili Series D Preferred Stock purchase price upon the consummation of the Merger. Dividends accrue on the Akili Series D Preferred Stock at an annual rate of 10% and are to be paid annually in additional shares of Akili Series D Preferred Stock at the Akili Series D Preferred Stock purchase price;

(ii).

each warrant to purchase shares of Akili common stock outstanding as of immediately prior to the effective time of the Merger (other than warrants that will be deemed automatically exercised in accordance with their terms) will be converted into a warrant to purchase shares of Akili, Inc. common stock, and the exercise price thereof shall be adjusted, in each case, as set forth in the applicable warrant to purchase shares of Akili common stock; and

(iii).

each option to purchase shares of Akili common stock outstanding as of immediately prior to the effective time of the Merger will be converted into an option to purchase shares of Akili, Inc. common stock, and the exercise price thereof shall be adjusted, with clauses (i) through (iii) representing an aggregate of 60,000,000 shares of Akili, Inc. common stock (the “Aggregate Merger Consideration”), and a pre-transaction equity value of Akili of $600 million, as determined pursuant to the Merger Agreement (the “Akili, Inc. Merger Shares”).

At the closing of the Merger (the “Closing”), SCS will deposit into an escrow account for the benefit of the pre-Closing Akili stockholders, optionholders and warrantholders an aggregate number of shares of Akili, Inc. common stock equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the equity incentive plan to be adopted by Akili, Inc. in connection with the Closing but excluding the Earnout Shares and rights to Earnout Shares), determined as of immediately following the Closing (collectively, the “Earnout Shares”), which Earnout Shares will be subject to release from escrow to the pre-Closing Akili stockholders, optionholders and warrantholders in three equal tranches upon the daily volume weighted average price of a share of Akili, Inc. common stock reaching $15.00/share, $20.00/share and $30.00/share, respectively, over any 20 trading days within any 30 consecutive trading day period following the Closing and prior to the fifth anniversary of the Closing, in each case, on the terms set forth in the Merger Agreement.

This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)

the Registration Statement on Form S-4 (File No. 333-262706) of the Company relating to 106,172,565 shares of Akili, Inc. common stock (the “Akili, Inc. Securities”) to be issued in the Domestication or the Merger, as applicable, initially filed on February 14, 2022 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 1 thereto (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”);

(b)	a copy of the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

(c)	the form of Certificate of Incorporation of Akili, Inc. to become effective as of the Effective Time, filed as Exhibit 3.2 to the Registration Statement (the “Certificate of Incorporation”);

(d)	the form of By-Laws of Akili, Inc. to become effective as of the Effective Time, filed as Exhibit 3.3 to the Registration Statement (the “By-Laws”);

(e)	the form of Certificate of Corporate Domestication to become effective as of the Effective Time, filed as Exhibit 4.3 to the Registration Statement (the “Certificate of Domestication”);

(f)	an executed copy of the Plan of Domestication, filed as Exhibit 2.2 to the Registration Statement (the “Plan of Domestication”); and

(g)	the specimen Common Stock Certificate of Akili, Inc., filed as Exhibit 4.2 to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

The opinions stated herein presume that:

I.    prior to effecting the Domestication: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Merger Agreement and the Domestication, including the Certificate of Incorporation and By-Laws; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize, approve and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands and other governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

II.    the Certificate of Domestication, in the form attached as Exhibit 4.3 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Incorporation, has been, or prior to the filing of the Certificate of Domestication will be, filed by or in respect of Akili, Inc. with the DE Secretary of State and that Akili, Inc. will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Domestication;

III.    the Certificate of Incorporation, in the form filed as Exhibit 3.2 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Domestication, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of Akili, Inc. with the DE Secretary of State and that Akili, Inc. will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation;

IV.    the By-Laws, in the form attached as Exhibit 3.3 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will become effective upon the Domestication Effective Time; and

V.    prior to the issuance of the Akili, Inc. Merger Shares and the Earnout Shares: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Merger Agreement and the Domestication, including the Certificate of Incorporation and the By-Laws; and (iii) the Domestication and the other transactions contemplated by the Merger Agreement to be consummated concurrent with or prior to the Merger will have been consummated.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.

The Akili, Inc. Domestication Shares, when issued in the manner and on the terms described in the Registration Statement and the Plan of Domestication, will have been duly authorized by all requisite corporate action on the part of Akili, Inc. under the DGCL and will be validly issued, fully paid and nonassessable.

2.

The Akili, Inc. Merger Shares and the Earnout Shares, when issued in the manner and on the terms described in the Registration Statement and the Merger Agreement, will have been duly authorized by all requisite corporate action on the part of Akili, Inc. under the DGCL and will be validly issued, fully paid and nonassessable.

The opinions stated herein are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We have not considered, and we express no opinion as to any law other than the DGCL (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorneys who passed upon the legality of the Akili, Inc. Securities to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz